Exhibit 99.1

Idearc Inc.

PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma financial information presented below has been derived from our audited financial statements as of and for the year ended December 31, 2005 and unaudited financial statements for the nine months ended September 30, 2006. The pro forma adjustments and notes to the pro forma financial information give effect to the transactions described below. The unaudited pro forma financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes related to those financial statements included in our Registration Statement on Form 10, as amended, filed with the SEC on November 1, 2006.

The unaudited pro forma statement of operations for the year ended December 31, 2005 and interim period ended September 30, 2006 have been prepared as if the transactions described below had occurred as of January 1, 2005. The unaudited pro forma interim balance sheet as of September 30, 2006 has been prepared as if the transactions described below occurred as of September 30, 2006. The pro forma adjustments are based on the best information available and assumptions that management believes are reasonable. The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our results of operations or financial position would have been had the transactions described below occurred on the dates indicated. The unaudited pro forma financial information also should not be considered representative of our future results of operations or financial position.

The pro forma financial information presented gives effect to the following pro forma transactions:

•	repayment of a note receivable from Verizon;

•	the issuance of approximately 146 million shares of Idearc common stock (using the distribution ratio of one share of Idearc common stock for every 20 shares of Verizon common stock);

•	the incurrence by Idearc of $9,115 million of debt comprising:

•	$2,850 million of the notes; and

•	senior secured term loan facilities in an aggregate amount of $6,265 million consisting of:

•	a tranche A term loan facility of $1,515 million; and

•	a tranche B term loan facility of $4,750 million; and

•	a cash distribution by Idearc to Verizon. If the pro forma transactions had occurred as of September 30, 2006, Idearc would have distributed $2,320 million to Verizon consisting of the proceeds from the tranche A term loan facility of $1,506 million, $447 million of proceeds from loans under the tranche B facility, and $367 million of the $480 million note receivable due from Verizon as of September 30, 2006, resulting in a remaining cash balance of $113 million.

In exchange for the contribution by Verizon to Idearc of all of its ownership interest in Idearc Information Services and other assets, liabilities, businesses and employees primarily related to Verizon’s domestic print and Internet yellow pages directories publishing operations, Idearc (i) issued to Verizon additional shares of Idearc common stock, the senior unsecured notes and a portion of the loans under the tranche B facility, and (ii) transferred to Verizon cash from cash on hand, from the proceeds of the loans under the tranche A facility and from the proceeds from the remaining portion of the loans under the tranche B facility.

See the notes to unaudited pro forma financial information included herein for a more detailed discussion of these pro forma transactions.

The pro forma adjustments do not give effect to non-recurring separation costs estimated to be approximately $124 million pre-tax and approximately $76 million on an after-tax basis. We expect to fund these costs from available cash. Due to the scope and complexity of the underlying projects, the amount of these costs could increase or decrease materially and the timing of incurrence of these costs could change. The following table sets forth our estimated non-recurring separation costs by category and period:

	Year Ending December 31, 2006 (Unaudited)	2007 and 2008 (Estimate)	Total (Estimate)
	(in millions)
Re-branding and brand launch	$2	$28	$30
Employee and other	2	17	19
Information technology systems and infrastructure	0	4	4
Transition cost	26	43	69
SuperPages.com platform development	0	2	2

Total pre-tax	$30	$94	$124

Total after-tax(1)	$18	$58	$76

(1)	Based on a 39% tax rate.

A portion of the costs will be capitalized and amortized over its useful life and other costs will be expensed as incurred depending on their nature.

The pro forma adjustments do not give effect to the annual costs that will result from establishing or expanding the corporate support services for our business, including information technology, human resources, treasury, tax, risk management, accounting and financial reporting, investor relations, pension management, legal, procurement and other services. We expect these costs to be substantially similar to our historical costs.

Historically, we reimbursed Verizon for specific goods and services it provided to, or arranged for, us based on tariffed rates, market prices or negotiated terms that approximated market rates. These goods and services included items such as communications and data processing services, office space, professional fees and insurance coverage.

We also reimbursed Verizon for our share of costs incurred by Verizon to provide services on a common basis to all of its subsidiaries. These costs included allocations for legal, security, treasury, tax and audit services. The allocations were based on actual costs incurred by Verizon and periodic studies that identified employees or groups of employees who were totally or partially dedicated to performing activities that benefited us. In addition, we reimbursed Verizon for general corporate costs that indirectly benefited us, including costs for activities such as investor relations, financial planning, marketing services and benefits administration. These allocations were based on actual costs incurred by Verizon, as well as on our size relative to other Verizon subsidiaries. We believe that these cost allocations are reasonable for the services provided. We also believe that these cost allocations are consistent with the nature and approximate amount of the costs that we would have incurred on a stand-alone basis.

The pro forma adjustments do not give effect to the impact of the sale of our Hawaii operations that were sold in May 2005. For the year ended December 31, 2005, Hawaii operating revenues were $22 million, operating expenses were $6 million, operating income was $16 million and net income was $10 million.

The pro forma adjustments do not give effect to the impact of the new printing agreement, dated February 16, 2006, with R.R. Donnelley and Sons. As a result of this agreement, we will no longer derive revenue or incur expense from commercial printing services. For the nine months ended September 30, 2006, commercial printing revenue was $7 million and operating expense was $4 million. In 2005, commercial printing revenue was $24 million and operating expense was $22 million.

Idearc Inc.

Unaudited Pro Forma Statement of Operations

For the Year Ended December 31, 2005

	Historical	The Transactions		Pro-Forma
	(dollars in millions, except per share amount)
Operating Revenue
Print products	$3,147	$—		$3,147
Internet	197	—		197
Other	30	—		30

Total Operating Revenue	3,374	—		3,374

Operating Expense
Selling	646	(25	)(1)	621
Cost of sales	622	(9	)(1)	613
General and administrative	374	(6	)(1)	368
Depreciation and amortization	91	—		91

Total Operating Expense	1,733	(40)		1,693

Operating Income	1,641	40		1,681
Interest income and (expense), net	16	(718	)(2)	(702)

Income before income taxes	1,657	(678)		979
Provision for income taxes	632	(264	)(2)	368

Net Income (Loss)	$1,025	$(414)		$611

Pro forma basic and diluted earnings per common share				$4.18

Pro forma basic and diluted shares outstanding (in millions)				146	(3)

Idearc Inc.

Unaudited Pro Forma Statement of Operations

For the Nine Months Ended September 30, 2006

	Historical	The Transactions		Pro-Forma
	(dollars in millions, except per share amount)
Operating Revenue
Print products	$2,241	$—		$2,241
Internet	167	—		167
Other	12	—		12

Total Operating Revenue	2,420	—		2,420
Operating Expense
Selling	533	(21	)(1)	512
Cost of sales	474	(6	)(1)	468
General and administrative	286	—		286
Depreciation and amortization	67	—		67

Total Operating Expense	1,360	(27)		1,333
Operating Income	1,060	27		1,087
Interest income and (expense), net	21	(548	)(2)	(527)

Income before income taxes	1,081	(521)		560
Provision for income taxes	408	(203	)(2)	205

Net Income	$673	$(318)		$355

Pro forma basic and diluted earnings per common share				$2.43

Pro forma basic and diluted shares outstanding (in millions)				146	(3)

Idearc Inc.

Unaudited Pro Forma Balance Sheet

As of September 30, 2006

	Historical	The Transactions		Pro-Forma
	(dollars in millions)
Assets
Current assets
Cash	$—	$113	(4)	$113
Note receivable from Verizon	480	(480	)(4)	—
Accounts receivable, net of allowance of $75	325	—		325
Deferred directory costs	136	—		136
Prepaid expenses and other	49	—		49

Total current assets	990	(367)		623
Property, plant and equipment	459	—		459
Less accumulated depreciation	(322)	—		(322)

	137	—		137

Goodwill	73	—		73
Other intangible assets, net	107	—		107
Pension assets	—	141	(1)	141
Deferred tax assets	149	(149	)(1)(5)(6)	—
Other assets	—	99	(5)	99

Total assets	$1,456	$(276)		$1,180

Liabilities and Parent’s Equity/Shareowners’ Investment
Current liabilities
Accounts payable and accrued liabilities	$312	$—		$312
Deferred revenues	198	—		198
Other	30	—		30

Total current liabilities	540	—		540

Non-current liabilities
Long term-debt	—	9,115	(4)	9,115
Employee benefit obligations	524	(262	)(1)(6)	262
Deferred tax liabilities	—	43	(1)(5)	43
Other liabilities	3	—		3

Total non-current liabilities	527	8,896		9,423

Parent’s equity/shareowners’ investment
Common stock, $.01 par value, 146,000,000 shares issued and outstanding	—	1		1
Parent’s equity	389	(389)		—
Additional paid in capital (deficit)	—	(8,784)		(8,784)

Total parent’s equity/shareowners’ investment (deficit)	389	(9,172)		(8,783)

Total liabilities and parent’s equity/shareowners’ investment (deficit)	$1,456	$(276)		$1,180

Idearc Inc.

Notes to Unaudited Pro Forma Financial Information

(1)	In 2005, we recorded an annual combined pension/other post-employment benefits, or OPEB, expense of $48 million and, on a pro forma basis, we expect to record an annual combined pension/OPEB expense of $8 million. In the nine-month period ended September 30, 2006, we reflected a pension/OPEB expense of $6 million. These amounts include the expected ongoing pension credit stemming from the 414(l) pension asset transfer. In connection with the spin-off, the pension assets will be transferred to us on a fully funded basis. The pension assets and OPEB liabilities have been adjusted to reflect the appropriate transfers of theses balances from Verizon.

(2)	Reflects the adjustment to record interest expense on $9,115 million of debt, the amortization of debt issuance costs of $11 million annually and approximately $8 million for the nine-month period, and the associated estimated income taxes. In addition, reflects the elimination of the interest income earned on the note receivable from Verizon. See note (4) below. The tax effect of the pro forma adjustments was calculated using the estimated statutory federal and state tax rate of 39% applicable to our operating companies.

The following table sets forth the effective interest rates for the senior unsecured notes and for each component of the new credit facilities, based on the terms governing these obligations:

	Principal Outstanding (dollars in millions)	Effective Interest Rate
New credit facilities
Revolving credit facility	$—	6.90%
Tranche A term loan facility	1,515	6.90%
Tranche B term loan facility (hedged portion)	4,442	7.57%
Tranche B term loan facility	308	7.40%
Senior unsecured notes	2,850	8.00%

Total	$9,115

The assumed blended interest rate for the total long-term debt was estimated to be 7.59%. The interest rate on the revolving credit facility and the tranche A term loan facility was assumed to be LIBOR plus 150 basis points. The interest rate on the tranche B term loan facility was assumed to be LIBOR plus 200 basis points. We have assumed that we would enter into interest rate hedging contracts to fix the interest rate on a portion of the tranche B term loan facility at an additional cost of 17 basis points. In preparing the pro forma financial statements, we assumed a 90-day LIBOR rate of 5.4%, based on the rate as of October 26, 2006. A 1/4% change in the assumed blended interest rate would result in a change in interest expense of approximately $23 million annually and approximately $17 million for the nine-month period.

Debt issuance costs will be amortized over the life of the related debt. Debt issuance costs, the related amortization period and our annual cost are estimated as follows:

		Amortization
	Issuance Costs	Number of Years	Per Year
	(dollars in millions)
New credit facilities
Revolving credit facility	$1.0	5	$0.2
Tranche A term loan facility	8.0	7	1.2
Tranche B term loan facility	25.0	8	3.1
Senior unsecured notes	65.0	10	6.5

Total	$99.0		$11.0

A summary of the effects of the adjustments on interest expense are as follows:

	For the twelve months Ended December 31, 2005	For the nine months Ended September 30, 2006
Estimated interest income from operating cash	$1	$0
Estimated interest expense	(692)	(519)

Estimated interest expense, net	(691)	(519)

Amortization of debt issuance costs	(11)	(8)
Elimination of historical interest income	(16)	(21)

Total estimated adjustment on interest expense	$(718)	$(548)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included in our Registration Statement on Form 10, as amended, filed with the SEC on November 1, 2006.

(3)	The number of shares used to compute pro forma basic earnings per share is the number of shares of common stock estimated to be outstanding at the distribution date, using the distribution ratio of one share of our common stock for every 20 shares of Verizon common stock outstanding as of September 30, 2006.

(4)	Reflects the recapitalization of our business through the series of the following transactions:

•	repayment of a note receivable from Verizon;

•	the issuance of approximately 146 million shares of Idearc common stock (using the distribution ratio of one share of Idearc common stock for every 20 shares of Verizon common stock);

•	the incurrence by Idearc of $9,115 million of debt comprising:

•	$2,850 million of senior unsecured notes; and

•	senior secured term loan facilities in an aggregate amount of $6,265 million consisting of:

•	a tranche A term loan facility of $1,515 million; and

•	a tranche B term loan facility of $4,750 million; and

•	a cash distribution by Idearc to Verizon. If the pro forma transactions had occurred as of September 30, 2006, Idearc would have distributed $2,320 million to Verizon consisting of the proceeds from the tranche A term loan facility of $1,506 million, $447 million of proceeds from loans under the tranche B facility, and $367 million of the $480 million note receivable due from Verizon as of September 30, 2006, resulting in a remaining cash balance of $113 million.

In exchange for the contribution by Verizon to Idearc of all of its ownership interest in Idearc Information Services and other assets, liabilities, businesses and employees primarily related to Verizon’s domestic print and Internet yellow pages directories publishing operations, Idearc (i) issued to Verizon additional shares of Idearc common stock, the senior unsecured notes and a portion of the loans under the tranche B facility, and (ii) transferred to Verizon cash from cash on hand, from the proceeds of the loans under the tranche A facility and from the proceeds from the remaining portion of the loans under the tranche B facility.

(5)	Reflects the incurrence of $99 million in debt issuance costs in connection with the $9,115 million debt issuance. These costs will be deferred and amortized as interest expense over the term of the debt. In addition, a deferred tax liability of $34 million is established and reflected as a reduction to our deferred tax asset.

(6)	Reflects the one-time adjustment to record stock compensation expense of $39 million associated with Verizon-based stock options and other stock-based awards and the subsequent payment to Verizon of the entire liability associated with the Verizon long-term incentive plan.